EXHIBIT 99.1

PayPal Appoints Wences Casares to its Board of Directors

SAN JOSE, CA - January 13, 2016 - PayPal Holdings, Inc. (NASDAQ: PYPL) today announced it has appointed Wences Casares to its Board of Directors. A successful international fintech entrepreneur and recognized next-generation payment and crypto-currency thought leader, Casares will serve on PayPal’s Compensation Committee. His appointment was effective January 12, 2016.

Casares is the founder and CEO of Xapo, a company that provides the tools people need to purchase bitcoins and then manage them through an easy-to-use online wallet, spend them through the Xapo Debit Card or store them in Xapo’s secure Vault.

“I join PayPal’s directors and the entire PayPal team in welcoming Wences to our Board,” said Dan Schulman, President and CEO of PayPal. “Wences’s unique line of sight into the future of commerce is ideally aligned with PayPal’s vision of transforming the management and movement of money for people around the globe.”

“I am honored to serve on the board of an iconic global company dedicated to driving the transformation of money on a global scale,” Casares said. “I look forward to working together with the PayPal board and leadership team to continue to deliver their compelling vision.”

Casares has founded successful technology and financial ventures in the U.S., South America and Europe. He founded Argentina’s first ISP and as well as Latin America’s premier online brokerage, Patagon. He later founded Banco Lemon, a Brazilian retail bank, as well as mobile payments companies Bling Nation and Lemon Wallet, which was acquired in 2013.

Casares, 41, is a member of the Young Presidents' Organization and an elected member of the World Economic Forum's "Global Leaders of Tomorrow" Class of 2001. Casares completed the Harvard Business School’s Owner/President Management (OPM) program in 2003. Casares also sits on the boards of directors of non-profit organizations Kiva and Endeavor.

Adding Casares will increase PayPal’s board to 9 members.

About PayPal
At PayPal (Nasdaq: PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution. Last year we processed 4 billion payments, of which 1 billion were made on mobile devices. PayPal gives people better ways to connect to their money and to each other, helping them safely access and move their money and offering a choice of how they would like to pay or be paid. With our 173 million active customer accounts, we have created an open and secure payments ecosystem that people and businesses choose to securely transact with each other online, in stores and on mobile devices. PayPal is a truly global payments platform that is available to people in 203 markets, allowing customers to get paid in more than 100 currencies, withdraw funds to their bank accounts in 57 currencies and hold balances in their PayPal accounts in 26 currencies. For more information on PayPal, visit https://about.paypal-corp.com. For PYPL financial information visit https://investor.paypal-corp.com.

PayPal Investor Relations Contact:
Tracey Ford
Senior Director, Investor Relations
tford@paypal.com

PayPal Media Relations Contact:
Martha Cass
Senior Director, Corporate Communications
416-860-6213
mcass@paypal.com